Exhibit 4.3

CERTIFICATE OF DOMESTICATION

OF

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I

Pursuant to Sections 103 and 388 of the General

Corporation Law of the State of Delaware

Social Capital Suvretta Holdings Corp. I, a Cayman Islands exempted company limited by its shares (the “Corporation”), which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication, does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1. The Corporation was originally incorporated on the 25th day of February, 2021 under the laws of the Cayman Islands.

2. The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Social Capital Suvretta Holdings Corp. I.

3. The name of the Corporation as set forth in the Certificate of Incorporation is Akili, Inc.

4. The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this [•] day of [•], 2022.

SOCIAL CAPITAL SUVRETTA HOLDINGS CORP. I

By:
Name: Chamath Palihapitiya
Title: Chief Executive Officer

[Signature Page to Certificate of Domestication]